As filed with the Securities and Exchange Commission on March 28, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Information Services Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5261587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Information Services Group, Inc.

Four Stamford Plaza

107 Elm Street

Stamford, CT 06902

(Address of Principal Executive Offices) (Zip Code)

2007 Employee Stock Purchase Plan

2007 Equity Incentive Plan

(Full titles of the plans)

Earl H. Doppelt

Executive Vice President, General Counsel and Corporate Secretary

Information Services Group, Inc.

Four Stamford Plaza

107 Elm Street

Stamford, CT 06902

(Name and address of agent for service)

(203) 517-3100

(Telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:

Edward J. Chung, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☒ Non-accelerated filer	☐ Smaller reporting company

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.001 par value per share	5,200,000 shares	$5.31	$27,612,000	$1,085.15

(1)                   In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), the number of shares registered includes an indeterminable number of shares of common stock issuable under Information Services Group, Inc.’s 2007 Employee Stock Purchase Plan and 2007 Equity Incentive Plan (together, the ‘‘Plans’’), as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans described herein

(2)                   Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the common stock reported on The Nasdaq Stock Market LLC composite transaction tape on March 27, 2008.

EXPLANATORY NOTE

Information Services Group, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register in the aggregate 5,200,000 shares of its Common Stock, par value $0.001 per share, pursuant to the Information Services Group, Inc.’s 2007 Employee Stock Purchase Plan and 2007 Equity Incentive Plan (together, the “Plans”). The Plans were approved by the Company’s stockholders on November 13, 2007 at the Company’s Special Meeting of Stockholders.

PART I

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the SEC by the Company are hereby incorporated in this Registration Statement by reference:

(a)         Annual Report on Form 10-K of the Company for the year ended December 31, 2007;

(b)        The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A12B filed on January 31, 2007, as amended on January 31, 2008.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Earl H. Doppelt, Esq., whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5 hereto, is Executive Vice President, General Counsel and Corporate Secretary of the Company and is eligible to participate in the Plans and other benefit plans established by the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

The Company’s restated certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

ITEM 8.  EXHIBITS

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

ITEM 9.  UNDERTAKINGS

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 28th day of March, 2008.

INFORMATION SERVICES GROUP, INC.

By:	/s/ MICHAEL P. CONNORS
Michael P. Connors
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 28th day of March, 2008.

Name	Position

/s/ MICHAEL P. CONNORS	Chairman and Chief Executive Officer
Michael P. Connors	(Principal Executive Officer)

/s/ FRANK MARTELL	Executive Vice President, Chief
Frank Martell	Financial Officer and Treasurer
(Principal Financial Officer and
Principal Accounting Officer)

*ROBERT J. CHRENC
Robert J. Chrenc	Director

Gerald S. Hobbs	Director

R. Glenn Hubbard	Director

*DONALD C. WAITE III
Donald C. Waite III	Director

*ROBERT E. WEISSMAN
Robert E. Weissman	Director

* By: /s/ MICHAEL P. CONNORS
Michael P. Connors**

** By authority of the power of attorney filed as Exhibit 24.1 hereto

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1

Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of Information Services Group, Inc.’s Registration Statement on Form S-1, as filed with the Commission on August 11, 2006).

4.2	By-laws (incorporated herein by reference to Exhibit 3.2 of Information Services Group, Inc.’s Current Report on Form 8-K filed with the SEC on January 9, 2008 (Commission File Number: 001-33287)).
4.3

Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.2 to Amendment No. 3 to the Information Services Group, Inc.’s Registration Statement on Form S-1 filed with the SEC on December 22, 2006 (Commission File Number: 333-136536)).

5*	Opinion of Earl H. Doppelt, Esq., with respect to legality of securities being registered hereunder.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Rothstein, Kass and Company, P.C.
23.3*	Consent of Earl H. Doppelt, Esq. (reference is made to Exhibit 5 filed herewith).
24.1*	Power of Attorney.

            *    Filed herewith.